ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER FISCAL 2024 RESULTS

•Record third quarter net sales of $1.2 billion, up 14% from last year with comparable sales of 16%
•Broad-based net sales growth across regions and brands, with Abercrombie brands growth of 15% and Hollister brands growth of 14%
•Operating margin expands 170 basis points to 14.8%, with third quarter operating income increasing 30% to $179 million
•Year-to-date, repurchased 924,000 shares for $130 million, representing 1.8% of shares outstanding at February 3, 2024
•Increases full year outlook to net sales growth of 14% to 15% and operating margin around 15%

New Albany, Ohio, November 26, 2024: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the third quarter ended November 2, 2024. These compare to results for the third quarter ended October 28, 2023. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “For the sixth consecutive quarter, our global team delivered double-digit net sales growth. This great sales performance led to better-than-expected results on both the top and bottom lines. With broad-based growth across regions and brands, we continue to execute at a high level, leveraging our regional playbooks and operating model. Each of our regions grew double-digits in the quarter, with the Americas growing 14%, EMEA growing 15% and APAC growing 32%. From a brand perspective, each brand showed growth-on-growth as customers responded positively to our product and marketing. Abercrombie brands delivered 11% comparable sales on top of 26% last year and Hollister comped 21% on top of 7% last year. The strong top-line growth drove third quarter operating income of $179 million, up 30% to 2023.

Based on our third quarter outperformance and outlook for the fourth quarter, we are increasing our full year outlook on sales and expect to be around the high end of the operating margin range shared last quarter. Our teams are engaged and ready to deliver for our customers this holiday season with the goal of achieving sustainable, profitable growth firmly in our sights.”

Details related to reported net income per diluted share and adjusted net income per diluted share for the third quarter are as follows:

	2024	2023
GAAP	$2.50	$1.83
Impact from changes in foreign currency exchange rates (1)	—	0.07
Adjusted non-GAAP constant currency	$2.50	$1.90
(1)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the third quarter ended November 2, 2024 as compared to the third quarter ended October 28, 2023:
•Net sales of $1.2 billion, up 14% as compared to last year on a reported basis and up 14% on a constant currency basis.
•Comparable sales of 16%.
•Gross profit rate of 65.1%, up approximately 20 basis points as compared to last year.
•Operating expense, excluding other operating (income) loss, net, of $609 million for the quarter as compared to $546 million last year. Operating expense, excluding other operating (income) loss, net, as a percent of sales improved to 50.4% from 51.7% last year.
•Operating income of $179 million as compared to operating income last year of $138 million.
•Net income per diluted share of $2.50 as compared to net income per diluted share last year of $1.83.

Net Sales
Net sales by segment and brand for the third quarter are as follows:

(in thousands)	2024	2023	1 YR % Change	Comparable sales (2)
Net sales by segment: (1)
Americas (3)	$986,449	$867,566	14%	16%
EMEA (4)	181,592	157,976	15%	13%
APAC (5)	40,925	30,889	32%	16%
Total company	$1,208,966	$1,056,431	14%	16%

	2024	2023	1 YR % Change	Comparable sales (2)
Net sales by brand:
Abercrombie (6)	$629,835	$547,728	15%	11%
Hollister (7)	579,131	508,703	14%	21%
Total company	$1,208,966	$1,056,431	14%	16%
(1)    Net sales by segment are presented by attributing revenues to a physical store location or geographical region that fulfills the order.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    The Americas segment includes the results of operations in North America and South America.
(4)    The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)    The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.
(6)    For purposes of the above table, Abercrombie includes Abercrombie & Fitch and abercrombie kids.
(7)    For purposes of the above table, Hollister includes Hollister and Gilly Hicks.

Financial Position and Liquidity
As of November 2, 2024 the company had:
•Cash and equivalents of $683 million compared to cash and equivalents of $901 million and $649 million as of February 3, 2024 and October 28, 2023, respectively.
•Current investments which are included in other current assets, of $56 million as of November 2, 2024.
•Inventories of $693 million compared to inventories of $469 million and $595 million as of February 3, 2024 and October 28, 2023, respectively.
•No long-term gross borrowings as all of the company’s outstanding 8.75% senior secured notes due July 2025 (the “Senior Secured Notes”) were redeemed with cash on hand in the second quarter of 2024.
•Borrowing capacity of $500 million under the senior-secured asset-based revolving credit facility (the “ABL Facility”) with net borrowing available of $450 million after minimum excess availability requirement.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.1 billion. This compares to liquidity of $1.2 billion and $1.0 billion as of February 3, 2024 and October 28, 2023, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended November 2, 2024 are as follows:
•Net cash provided by operating activities of $403 million.
•Net cash used for investing activities of $187 million, primarily reflecting capital expenditures and purchases of marketable securities.
•Net cash used for financing activities of $433 million, primarily reflecting the repurchase and redemption of all its outstanding Senior Secured Notes and share repurchases.

During the third quarter of 2024, the company repurchased 720,687 shares for approximately $100 million. For the year-to-date period ended November 2, 2024, the company repurchased 924,205 shares for $130 million. The company has $102 million remaining on the share repurchase authorization established in November 2021.

Depreciation and amortization was $117 million for the year-to-date period ended November 2, 2024.

Fiscal 2024 Outlook

The following outlook replaces all previous full year guidance. For fiscal 2024, the company now expects:
	Current Full Year Outlook	Previous Full Year Outlook (1)
Net sales	in the range of 14% to 15% (2)	in the range of 12% to 13%
Operating margin	around 15% (3)	in the range of 14% to 15%
Effective tax rate	mid-20s (4)	mid-20s
Capital expenditures	~$170 million	~$170 million
Real estate activity (all approximate)	~20 net store openings	~20 net store openings
	60 openings, 40 closures	60 openings, 40 closures
	60 remodels and right-sizes	60 remodels and right-sizes

Fourth Quarter Outlook
Net sales	in the range of 5% to 7% (5)
Operating margin	around 16%
Effective tax rate	high-20s (4)
(1) Released August 28, 2024
(2) The current outlook includes a 120 basis point adverse impact from the loss of the extra week in 2023. Additionally, the Americas will continue to lead the regional performance and we expect that Abercrombie brands will continue to outperform Hollister brands as well as a slight adverse impact from foreign currency.
(3) The current outlook expects the year-over-year improvement to be driven by a higher gross profit rate and operating expense leverage.
(4) The current outlook assumes the rate being sensitive to the jurisdictional mix and level of income.
(5) This outlook includes a 550 basis point adverse impact from the loss of the extra week in 2023 as well as an estimated 100 basis point adverse impact from foreign currency.

The following table illustrates the expected quarterly and full year net sales and related basis point impact of the calendar shift and loss of one selling week in fiscal 2024 compared to fiscal 2023:

	Q1	Q2	Q3	Q4	Fiscal 2024
Net sales increase (decrease) (in millions)	$10	$30	$(10)	$(80)	$(50)
Basis point increase (decrease)	120	320	(90)	(550)	(120)

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the fourth quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode:
https://register.vevent.com/register/BI094e834e8d9145d28bf9a9ee46d90fa3
A presentation of third quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our fourth quarter and annual fiscal 2024 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to changes in global economic and financial conditions, including inflation, and the resulting impact on consumer spending generally and on our operating results, financial condition, and expense management, and our ability to adequately mitigate the impact; risks related to the geopolitical landscape and conflicts, such as the recent attacks on marine vessels in the Red Sea, and the potential escalation of such conflicts and the impact of such conflicts on international trade, supplier delivery or increased freight costs, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to natural disasters and other unforeseen catastrophic events; risks related to our failure to engage our customers, anticipate customer demand, expectations, and changing fashion trends, and manage our inventory and product delivery; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on, and maintain the success of, our strategic and growth initiatives, including those outlined in our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our global operations, may result in volatility in our results of operations; risks related to global operations, including changes in the economic or political conditions where we sell or source our products or changes in import tariffs or trade restrictions, including implications related to the change in administration as a result of the 2024 U.S. presidential election; risks and uncertainty related to adverse public health developments; risks associated with climate change and other corporate responsibility issues; risks related to reputational harm to the company, its officers, and directors; risks related to actual or threatened litigation; risks related to cybersecurity threats and privacy or data security breaches; and the potential loss or disruption to our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net income and net income per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, unless otherwise defined, "Abercrombie brands" refers to Abercrombie & Fitch and abercrombie kids and "Hollister brands" refers to Hollister and Gilly Hicks. Additionally, references to "Americas" includes North America and South America, "EMEA" includes Europe, the Middle East and Africa and "APAC" includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie & Fitch and Hollister, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates approximately 770 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com, and HollisterCo.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	November 2, 2024	% of Net Sales	October 28, 2023	% of Net Sales
Net sales	$1,208,966	100.0%	$1,056,431	100.0%
Cost of sales, exclusive of depreciation and amortization	422,034	34.9%	370,762	35.1%
Gross profit	786,932	65.1%	685,669	64.9%
Stores and distribution expense	419,235	34.7%	383,883	36.3%
Marketing, general and administrative expense	190,001	15.7%	162,510	15.4%
Other operating (income) loss, net	(1,586)	(0.1)%	1,256	0.1%
Operating income	179,282	14.8%	138,020	13.1%
Interest expense	569	—%	8,568	0.8%
Interest income	(9,302)	(0.8)%	(7,897)	(0.7)%
Interest (income) expense, net	(8,733)	(0.7)%	671	0.1%
Income before income taxes	188,015	15.6%	137,349	13.0%
Income tax expense	54,151	4.5%	39,617	3.8%
Net income	133,864	11.1%	97,732	9.3%
Less: Net income attributable to noncontrolling interests	1,885	0.2%	1,521	0.1%
Net income attributable to A&F	$131,979	10.9%	$96,211	9.1%

Net income per share attributable to A&F
Basic	$2.59		$1.91
Diluted	$2.50		$1.83

Weighted-average shares outstanding:
Basic	50,951		50,504
Diluted	52,869		52,624

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2024	% of Net Sales	October 28, 2023	% of Net Sales
Net sales	$3,363,670	100.0%	$2,827,770	100.0%
Cost of sales, exclusive of depreciation and amortization	1,163,019	34.6%	1,047,927	37.1%
Gross profit	2,200,651	65.4%	1,779,843	62.9%
Stores and distribution expense	1,181,154	35.1%	1,072,662	37.9%
Marketing, general and administrative expense	538,352	16.0%	449,643	15.9%
Other operating income, net	(3,611)	(0.1)%	(4,332)	(0.2)%
Operating income	484,756	14.4%	261,870	9.3%
Interest expense	11,538	0.3%	23,661	0.8%
Interest income	(30,497)	(0.9)%	(18,450)	(0.7)%
Interest (income) expense, net	(18,959)	(0.6)%	5,211	0.2%
Income before income taxes	503,715	15.0%	256,659	9.1%
Income tax expense	119,394	3.5%	82,349	2.9%
Net income	384,321	11.4%	174,310	6.2%
Less: Net income attributable to noncontrolling interests	5,324	0.2%	4,634	0.2%
Net income attributable to A&F	$378,997	11.3%	$169,676	6.0%

Net income per share attributable to A&F
Basic	$7.43		$3.38
Diluted	$7.13		$3.25

Weighted-average shares outstanding:
Basic	51,030		50,138
Diluted	53,141		52,154

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

In addition, the company provides EBITDA and Adjusted EBITDA as supplemental measures used by the company's executive management to assess the company's performance. We also believe these supplemental performance measures are meaningful information for investors and other interested parties to use in computing the company's core financial performance over multiple periods and with other companies by excluding the impact of differences in tax jurisdictions, debt service levels and capital investment.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended November 2, 2024 and October 28, 2023
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2024	2023	% Change
Net sales
GAAP (1)	$1,208,966	$1,056,431	14%
Impact from changes in foreign currency exchange rates (2)	—	5,289	(1)
Net sales on a constant currency basis	$1,208,966	$1,061,720	14%

Gross profit	2024	2023	BPS Change (3)
GAAP (1)	$786,932	$685,669	20
Impact from changes in foreign currency exchange rates (2)	—	5,319	(20)
Gross profit on a constant currency basis	$786,932	$690,988	0

Operating income	2024	2023	BPS Change (3)
GAAP (1)	$179,282	$138,020	170
Impact from changes in foreign currency exchange rates (2)	—	4,915	(40)
Adjusted non-GAAP constant currency basis	$179,282	$142,935	130

Net income attributable to A&F	2024	2023	$ Change
GAAP (1)	$2.50	$1.83	$0.67
Impact from changes in foreign currency exchange rates (2)	—	0.07	(0.07)
Adjusted non-GAAP constant currency basis	$2.50	$1.90	$0.60

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Geography and Brand
Thirteen Weeks Ended November 2, 2024 and October 28, 2023
(in thousands, except percentage changes)
(Unaudited)
	2024	2023			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by segment: (2)
Americas (3)	$986,449	$867,566	$(266)	$867,300	14%	14%
EMEA (4)	181,592	157,976	5,055	163,031	15%	11%
APAC (5)	40,925	30,889	500	31,389	32%	30%
Total company	$1,208,966	$1,056,431	$5,289	$1,061,720	14%	14%

	2024	2023			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Abercrombie (6)	$629,835	$547,728	$1,643	$549,371	15%	15%
Hollister (7)	579,131	508,703	3,646	512,349	14%	13%
Total company	$1,208,966	$1,056,431	$5,289	$1,061,720	14%	14%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results.
(2)Net sales by segment are presented by attributing revenues to a physical store location or geographical region that fulfills the order.
(3)The Americas segment includes the results of operations in North America and South America.
(4)The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.
(6)For purposes of the above table, Abercrombie includes Abercrombie & Fitch and abercrombie kids.
(7)For purposes of the above table, Hollister includes Hollister and Gilly Hicks.

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Thirteen Weeks Ended November 2, 2024 and October 28, 2023
(in thousands)
(Unaudited)

	2024	% of Net Sales	2023	% of Net Sales
Net income	$133,864	11.1%	$97,732	9.3%
Income tax expense	54,151	4.5	39,617	3.8
Interest (income) expense, net	(8,733)	(0.7)	671	0.1
Depreciation and amortization	39,566	3.2	33,136	3.0
EBITDA (1)	$218,848	18.1%	$171,156	16.2%

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Weeks Ended November 2, 2024 and October 28, 2023
(in thousands)
(Unaudited)

	2024	% of Net Sales	2023	% of Net Sales
Net income	$384,321	11.4%	$174,310	6.2%
Income tax expense	119,394	3.5	82,349	2.9
Interest (income) expense, net	(18,959)	(0.6)	5,211	0.2
Depreciation and amortization	116,610	3.6	105,547	3.7
EBITDA (1)	$601,366	17.9%	$367,417	13.0%

(1)EBITDA is a supplemental financial measure that is not defined or prepared in accordance with GAAP. EBITDA is defined as net income before interest, income taxes and depreciation and amortization.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	November 2, 2024	February 3, 2024	October 28, 2023
Assets
Current assets:
Cash and equivalents	$683,089	$900,884	$649,489
Receivables	111,583	78,346	96,762
Inventories	692,596	469,466	595,067
Other current assets	168,499	88,569	100,085
Total current assets	1,655,767	1,537,265	1,441,403
Property and equipment, net	570,440	538,033	546,935
Operating lease right-of-use assets	798,290	678,256	682,559
Other assets	245,375	220,679	226,749
Total assets	$3,269,872	$2,974,233	$2,897,646

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$466,303	$296,976	$373,930
Accrued expenses	469,148	436,655	402,572
Short-term portion of operating lease liabilities	210,335	179,625	195,025
Income taxes payable	36,303	53,564	55,615
Total current liabilities	1,182,089	966,820	1,027,142
Long-term liabilities:
Long-term portion of operating lease liabilities	$734,918	$646,624	$658,923
Long-term borrowings, net	—	222,119	248,033
Other liabilities	92,405	88,683	87,435
Total long-term liabilities	827,323	957,426	994,391
Total Abercrombie & Fitch Co. stockholders’ equity	1,247,133	1,035,160	866,108
Noncontrolling interests	13,327	14,827	10,005
Total stockholders’ equity	1,260,460	1,049,987	876,113
Total liabilities and stockholders’ equity	$3,269,872	$2,974,233	$2,897,646

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023
Operating activities
Net cash provided by operating activities	$402,756	$350,142

Investing activities
Purchases of marketable securities	$(55,000)	$—
Purchases of property and equipment	(132,040)	(128,601)
Proceeds from sale of property and equipment	—	615
Net cash used for investing activities	$(187,040)	$(127,986)

Financing activities
Redemption of senior secured notes	(223,331)	(50,933)
Payment of debt modification costs and fees	(3,273)	(180)
Purchases of common stock	(129,807)	—
Acquisition of common stock for tax withholding obligations	(69,613)	(29,079)
Other financing activities	(6,546)	(6,914)
Net cash used for financing activities	$(432,570)	$(87,106)

Effect of foreign currency exchange rates on cash	$(1,834)	$(4,491)
Net (decrease) increase in cash and equivalents, and restricted cash and equivalents	$(218,688)	$130,559
Cash and equivalents, and restricted cash and equivalents, beginning of period	$909,685	$527,569
Cash and equivalents, and restricted cash and equivalents, end of period	$690,997	$658,128